Exhibit 2.1

Execution Copy

AMENDMENT NO. 1 TO TRANSACTION AGREEMENT

This AMENDMENT NO. 1 TO TRANSACTION AGREEMENT (this “Amendment”), dated as of September 28, 2009, is entered into among PARIS RE Holdings Limited, a Swiss corporation (the “Company”), PartnerRe Ltd., a Bermuda exempted company (“Parent”), and PartnerRe Holdings II Switzerland GmbH, a Swiss GmbH (“Purchaser”).

W I T N E S S E T H :

WHEREAS, each of the Company, Parent and Purchaser are parties to that certain Transaction Agreement dated as of July 4, 2009 (the “Transaction Agreement”) that contemplates, among other things, Purchaser making, as promptly as practicable after the Closing, the Offer for all of the outstanding Company Shares and Company Warrants not owned by Purchaser and, provided that Purchaser and its Affiliates own at least 90% of the outstanding Company Shares following consummation of the Offer, the merger of the Company with and into Purchaser as soon as practicable thereafter;

WHEREAS, the parties to the Transaction Agreement desire to amend the Transaction Agreement to, among other things, eliminate the requirement that Purchaser make the Offer following the Closing, and instead provide for the acquisition of the remaining outstanding Company Shares not owned by Purchaser and its Affiliates following the Closing by means of a merger of the Company with and into Purchaser in each case on the terms and subject to the conditions set forth in this Amendment; and

WHEREAS, in accordance with Section 11.03 of the Transaction Agreement, the parties hereto wish to effect the amendments to the Transaction Agreement provided hereunder.

NOW, THEREFORE, the Transaction Agreement is amended as follows:

1. Definitions; References.  All capitalized terms used herein, unless otherwise defined herein, shall have the meanings given them in the Transaction Agreement, and each reference in the Transaction Agreement to “this Agreement”, “hereof”, “herein”, “hereunder” or “hereby” and each other similar reference shall be deemed to refer to the Transaction Agreement as amended hereby. Each reference to the “the date hereof”, “the date of this Agreement” and each other similar reference contained in the Transaction Agreement shall refer to July 4, 2009.

2. The Offer.  Notwithstanding anything in the Transaction Agreement to the contrary, Purchaser shall be under no obligation to commence the Offer or file the Offer with the AMF, and none of the Company, Parent or Purchaser shall be under any obligation to take, or cause to be taken, any actions to consummate the Offer.  Without limiting the foregoing:

(a) Each of Sections 2.01, 2.02(a) and 2.02(c) shall be deemed inapplicable and of no further force and effect, and none of the Company, Parent or Purchaser, as the case may be, shall have any obligations thereunder.

(b) References to the “Offer” in Sections 2.03(i) and 2.04 shall be disregarded and deemed inapplicable.

(c) References to the “Reply Document”, “Offering Documents” and the “Offer Documents” in Sections 6.08(c), 6.08(e), 9.01 and 9.04 shall be disregarded and deemed inapplicable.

3. The Tangible Book Value Per Share Adjustment.

(a) Notwithstanding anything in Section 2.06 of the Transaction Agreement to the contrary, but subject to clause (b) below:

(i) the “Measurement Date” shall be September 25, 2009;

(ii) each of Parent and the Company shall deliver its Tangible Book Value Per Share Estimate, the accompanying Tangible Book Value Per Share Statement and the other supporting information described in Section 2.06(a) of the Transaction Agreement no later than 5:30 p.m., New York time, on September 28, 2009; provided, however, that the Company shall have until 5:00 p.m., New York time, on September 29, 2009 to deliver its reconciliations contemplated by the third sentence of Section 2.06(a)(i); and

(iii) the five-Business-Day period referenced in the proviso in Section 2.06(c) of the Transaction Agreement shall instead be deemed to refer to the period commencing on the date that the Tangible Book Value Per Share Estimates have both been delivered and ending at 5:00 p.m., New York time, on October 1, 2009.

(b) Clause (a) of this Section 3 shall be inapplicable if:

(i) the date that would have been the Measurement Date absent clause (a) above (the “Non-Accelerated Measurement Date”) shall not have occurred prior to October 9, 2009, or such other date as the parties may agree to in writing;

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(ii) any party notifies the other party in writing that it is electing to exercise its right to submit the determination of either or both of the parties’ Tangible Book Values Per Share to the Accounting Referee pursuant to, and subject to the limitations set forth in, Section 2.06(c) of the Transaction Agreement; or

(iii) any event of the type described in Section 2.06(a)(ii) of the Transaction Agreement shall have occurred after the date of this Amendment but within 30 days prior to the Non-Accelerated Measurement Date that would give a party the right to elect to designate a Deferred Delivery Date in accordance with Section 2.06(a)(ii) of the Transaction Agreement in the absence of clause (a) of this Section 3, and either the Company or Parent elects, by delivering written notice thereof to the other party at any time prior to the Non-Accelerated Measurement Date, that clause (a) of this Section 3 shall be deemed inapplicable (the occurrence of any event specified in clause (i), (ii) or (iii), a “Non-Acceleration Event”).

Upon the occurrence of a Non-Acceleration Event, the provisions of Section 2.06 of the Transaction Agreement shall apply, and the parties shall comply with such provisions (including causing the Tangible Book Value Per Share Estimates and other accompanying statements and information to be delivered in accordance with, and in the time specified by, such Section), without regard to this Section 3.  For the avoidance of doubt, the foregoing sentence shall apply irrespective of whether any party shall have previously delivered a Tangible Book Value Per Share Estimate pursuant to clause (a) above or whether any party or both parties’ Tangible Book Value Per Share shall have become final and binding based on any estimate previously delivered pursuant to clause (a) above.

4. The Merger.

(a) Section 3.01 of the Transaction Agreement is hereby amended and restated in its entirety as follows:

“Section 3.01.  The Merger.  (a)  The parties hereto agree that Purchaser and the Company shall, as soon as practicable after the Closing, enter into and execute, a merger agreement substantially in the form attached hereto as Exhibit D (the “Merger Agreement”), pursuant to which the Company shall be merged (the “Merger”) with and into Purchaser, with each outstanding Company Share not owned by Parent, any of its Affiliates, the Company or any of its Subsidiaries being exchanged for the right to receive the Per Share Consideration, and upon effectiveness of the Merger the separate existence of the Company shall cease and Purchaser shall be the Surviving Company.  The

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time at which the Merger is effective is referred to as the “Effective Time”.  Notwithstanding anything to the contrary in this Agreement or the Merger Agreement, no party shall be obligated to consummate the Merger until such time as the Parent Shares have been listed on Euronext Paris.

(b)           The parties hereto agree to take, or cause to be taken, all actions reasonably necessary so that the Merger can be effected as soon as reasonably practicable after the Closing in accordance with the requirements of the Swiss Federal Law on Merger, De-Merger, Conversion and Transfer of Assets and Liabilities (the “Swiss Merger Act”), including (i), in the case of the Company, (A) instructing, and taking all steps necessary to allow, the Independent Auditor to audit and verify as soon as reasonably practicable the Company’s interim balance sheet for the nine months ended September 30, 2009 or such other period reasonably designated by Parent, and (B) informing and (if required under the Swiss Merger Act) consulting with the Company’s employees, (ii) preparing as promptly as practicable a joint merger report of the Company and Purchaser, (iii) instructing, and taking all steps necessary to allow, the Independent Auditor or such other Person selected by Parent, as the licensed audit expert under the Swiss Merger Act, (x) to prepare and deliver a merger audit report stating that the compensation paid under the Merger Agreement to the Company’s shareholders is justifiable and (y) to audit and verify the joint merger report referred to in the foregoing clause (ii) and (iv) preparing and filing such documents as are necessary for a listing of Parent’s common shares on Euronext Paris, in the case of each of clauses (i) through (iii), in a manner that complies with the Swiss Merger Act.

(c)           The Company shall (and following the Closing, Parent shall cause the Company to) (i) duly call and convene a meeting of its shareholders (the “Merger Approval Meeting”) as soon as reasonably practicable after the Closing for the purpose of voting on the approval and adoption of the Merger Agreement and the Merger, (ii) inform and (if required under the Swiss Merger Act) consult with the Company’s employees, and (iii) inform the Company’s shareholders of their right to inspect the Merger Agreement, the joint merger report, the merger audit report and the financial statements.  Subject to Section 7.06, the Company Board shall (i) recommend approval and adoption of the Merger Agreement and the Merger by the Company’s shareholders, (ii) use its reasonable best efforts to obtain the affirmative vote of the holders of at least 90% of the outstanding Company Shares in favor of the Merger Agreement and the Merger in order to approve the Merger Agreement and the Merger in accordance with the

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Swiss Merger Act (such affirmative vote, the “Requisite Merger Approval”) and (iii) otherwise comply with all legal requirements applicable to such meeting.  Without limiting the generality of the foregoing, the Merger Agreement and the Merger shall be submitted to the Company’s shareholders at the Merger Approval Meeting whether or not an Adverse Company Recommendation Change shall have occurred.

(d)           Without limiting the foregoing, Parent and the Company agree to use commercially reasonable efforts to ensure, and reasonably cooperate with the goal of ensuring as soon as possible after the date of Amendment No. 1 to this Agreement, that the Merger Confirmation Date will occur and the Requisite Merger Approval will be obtained.   For the avoidance of doubt, commercially reasonable efforts shall in no event require Parent to offer consideration or other terms different from those previously offered to Company shareholders that have committed prior to the date of Amendment No. 1 to this Agreement to sell their Company Shares to Purchaser at or simultaneously with the Closing.  The first date on which Purchaser and its Affiliates have acquired, entered into binding, unconditional commitments to acquire, and/or obtained irrevocable, unconditional voting commitments in respect of, a number of Company Shares that, when aggregated with all Company Shares then owned or previously committed to be acquired without condition by Purchaser or any of its Affiliates or over which Purchaser or any of its Affiliates has previously obtained irrevocable, unconditional voting commitments, would ensure that the Requisite Merger Approval would be obtained at the Merger Approval Meeting without the affirmative vote or approval of any holder of Company Shares other than Purchaser, its Affiliates and any holder voting its Company Shares as required pursuant to any such voting commitments, shall be the “Merger Confirmation Date”.  Each party shall keep the other reasonably informed as Company Shares or such commitments are so obtained and shall in any event promptly notify the other of the occurrence of the Merger Confirmation Date.”

(b) Exhibit D to the Transaction Agreement is hereby amended and restated in its entirety as Exhibit D to this Amendment.

5. Post-Closing Dividend Adjustment.  Section 2.07 of the Transaction Agreement is hereby amended and restated in its entirety as follows:

“Section 2.07.  Post-Closing Dividend Adjustment.  If Parent shall declare a cash dividend or other cash distribution on the Parent Shares with a record date on or after the Closing Date (as defined in the Securities Purchase Agreement) and prior to the Effective Time, then the Per Share

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Consideration shall be adjusted upwards by an amount equal to (a) the U.S. dollar amount of such dividend or distribution paid by Parent with respect to a Parent Share times (b) the Per Share Consideration (after giving effect to any prior adjustment) divided by (c) the Market Value (with the 20-day trading period set forth in the definition thereof decreased to five trading days) of a Parent Share as of the record date with respect to such cash dividend or other cash distribution.”

6. Treatment of Company Options Held by French Participants:

(a) Section 3.02(b) and Section 3.02(c) of the Transaction Agreement shall be renumbered as Sections 3.02(c) and Section 3.02(d), respectively, and all references therein to “the Per Share Consideration, rounded up” shall instead be deemed to refer to “the Per Share Consideration, rounded down”.

(b) The following provision shall be added as Section 3.02(b) of the Transaction Agreement:

“(b)           Company Options Held by French Participants—Alternative Provision. Notwithstanding Section 3.02(a) of the Transaction Agreement, in the event that, prior to the Effective Time, the French tax administration recognizes the tax neutrality of a rollover of Company Options held by French Participants into Parent Options (as defined below) upon the Merger, each Company Option granted under a Company Stock Plan and held by a French Participant, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall cease to represent a right to acquire Company Shares and shall be converted, at the Effective Time, into an option to purchase Parent Shares  on the same contractual terms and conditions (including date of grant) as were applicable under such Company Option (but taking into account any changes thereto, including any acceleration thereof, provided for in the relevant Company Stock Plan, or in the related award document by reason of the transactions contemplated hereby, including any adjustment of the corresponding rights in order to reflect the Share Capital Repayment as may be required by the mandatory provisions set forth by French law).  The number of Parent Shares subject to each such Parent Option shall be equal to the number of Company Shares subject to each such Company Option multiplied by the Per Share Consideration, rounded down, if necessary, to the nearest whole Parent Share, and such Parent Option shall have an exercise price per share (rounded up to the nearest one-hundredth of a dollar) equal to the per share exercise price specified in such Company Option divided by the Per Share Consideration.”

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(c) For the avoidance of doubt, for the purpose of Sections 3.02(a) to 3.02(d) of the Transaction Agreement, it is agreed that a Company Option is an option to subscribe for, or acquire, Company Shares which was granted to a relevant employee under the Company Stock Plan, each Company Option enabling such employee to subscribe for, or acquire, part or all of the number of Company Shares mentioned in the relevant award document issued pursuant to the Company Stock Plan. Similarly, a Company RSU is a right of any kind, contingent or accrued, to receive Company Shares which was granted to a relevant employee under the Company Stock Plan, each Company RSU enabling such employee to receive the number of Company Shares mentioned in the relevant award document issued pursuant to the Company Stock Plan.  To the extent that there are Company Options or Company RSUs that have been granted pursuant to multiple award documents with the same terms and conditions (including, where applicable, the exercise price, date of grant, expiration date and vesting provisions), such Company Options or Company RSUs, respectively, shall be considered to be granted pursuant to one award document.

7. Company Authorization.  Section 4.02 of the Transaction Agreement is hereby amended as follows:

(a) Clause (x) of the first sentence of Section 4.02(a) shall be disregarded and deemed inapplicable.

(b) Section 4.02(b) of the Transaction Agreement is hereby amended and restated in its entirety as follows:

“(b)           At one or more meetings duly called and held, the Company Board has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interest of the Company and its shareholders, (ii) unanimously approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including payment of the Share Capital Repayment and (iii) unanimously recommended that, if the Merger were to be approved by the Company’s shareholders on September 23, 2009, the date the Company Board approved Amendment No. 1 to the Transaction Agreement, in accordance with the terms of the Merger Agreement, the Company’s shareholders adopt and approve the Merger (such recommendation, the “Company Board Recommendation”).”

8. No Solicitation.  Section 7.06 of the Transaction Agreement is hereby amended as follows:

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(a) Clause (iii) of the first sentence of Section 7.06(a) of the Transaction Agreement is hereby amended and restated in its entirety as follows:

“(iii) withdraw or modify in a manner adverse to Parent the Company Board Recommendation (or recommend a Company Acquisition Proposal or take any action or make any statement inconsistent with the Company Board Recommendation) (any of the foregoing in this clause (iii), an “Adverse Company Recommendation Change”),”

(b) Clause (y) of Section 7.06(d)(iii) of the Transaction Agreement shall be disregarded and deemed inapplicable.

9. Stock Exchange Listing.  Section 8.10 of the Transaction Agreement is hereby amended and restated in its entirety as follows:

“Section 8.10. Stock Exchange Listing.  Parent shall use its reasonable best efforts to cause the Parent Shares (a) to be listed on Euronext Paris prior to the Effective Time, and (b) to be issued in the Purchase and the Merger to be approved for listing on the New York Stock Exchange (the “NYSE”), subject to official notice of issuance, prior to the Closing.

10. Parent S-4.  Notwithstanding anything in the Transaction Agreement to the contrary, for so long as the issuance of the Parent Shares in connection with the Merger would reasonably be expected to be exempt from the registration requirements of the 1933 Act pursuant to the exemption provided by Rule 802 thereunder or otherwise, Parent shall be under no obligation to file the S-4 and all references to the “S-4” in the Transaction Agreement shall be disregarded and deemed inapplicable.

11. Share Capital Repayment.  Section 9.03 of the Transaction Agreement is hereby amended as follows:

(a) A new sentence is hereby added to the end of Section 9.03(c) of the Transaction Agreement and shall read in full as follows:

“If the full amount of the Share Capital Repayment has not been paid immediately prior to the Closing, Parent shall, and shall cause the Company to, use its reasonable best efforts (subject to the proviso in Section 9.03(c)) to cause all applicable SCR Pre-Conditions to be satisfied as soon as reasonably possible so that the Share Capital Repayment (or any remaining portion thereof) can be paid as soon as reasonably possible in accordance with the provisions of Section 9.03(d).”

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(b) Section 9.03(d) of the Transaction Agreement is hereby amended and restated in its entirety as follows:

“(d)           Post-Closing Funding.  If the full amount of the Share Capital Repayment has not been paid immediately prior to the Closing, Parent shall cause the Company to pay (x) the full Share Capital Repayment less (y) any portion thereof previously paid pursuant to Section 9.03(b)(ii) (the difference between (x) and (y), the “Final SCR Payment Amount”) at the earlier of (A) immediately prior to the Effective Time and (B) the fourth Business Day following the later to occur of (1) the date on which all applicable SCR Pre-Conditions to pay the Final SCR Payment Amount have been satisfied (including the receipt by the Company of sufficient funds to pay the Final SCR Payment Amount) and (2) the Merger Confirmation Date (the earlier of (A) or (B), the “Final SCR Payment Time”) as follows:

(i)           If all applicable SCR Pre-Conditions have been satisfied to pay the Final SCR Payment Amount as of immediately prior to the Final SCR Payment Time, Parent shall cause the Company to pay the Final SCR Payment Amount in accordance with the SCR Step Plan at the Final SCR Payment Time; and

(ii)           If all applicable SCR Pre-Conditions to pay the Final SCR Payment Amount continue not to be satisfied as of immediately prior to the Final SCR Payment Time, Parent shall cause the Company to pay the Final SCR Payment Amount as follows:

(A)           Parent shall use its reasonable best efforts (subject to the proviso in Section 9.03(c)) to cause the Company’s Subsidiaries to pay, transfer or otherwise distribute to the Company prior to the Final SCR Payment Time the maximum amount of funds that can reasonably be so paid, transferred or distributed to the Company prior to such time in order to fund the Final SCR Payment Amount in accordance with the SCR Step Plan (as such plan may be amended after the Closing with the approval of the Independent Directors) and Applicable Law;

(B)           after giving effect to the payments, transfers and distributions contemplated by the foregoing clause (A), Parent shall lend, or cause one of its Subsidiaries to lend, PARIS RE Holdings France S.A. on the terms set forth in Exhibit F

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hereto (such loan, the “SCR Intercompany Loan”) the difference between (x) the Final SCR Payment Amount and (y) the amount of funds held by the Company that can be legally applied to pay the Final SCR Payment Amount at such time;

(C)           following the receipt of the proceeds of the SCR Intercompany Loan, PARIS RE Holdings France S.A. shall use such proceeds to repay all or a portion of the outstanding balances of the intercompany loans owed by PARIS RE Holdings France S.A. to the Company; and

(D)           Parent shall thereafter cause the Company to distribute, at the Final SCR Payment Time, the proceeds thereof (together with any other funds then held by the Company for such purpose) to the Company’s shareholders as payment of the Final SCR Payment Amount.”

12. Termination.  Section 10.01(a)(ii)(B) of the Transaction Agreement shall be disregarded and deemed inapplicable.

13. Assignment.  Section 11.06(b) of the Transaction Agreement is hereby amended and restated in its entirety as follows:

“(b)           No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that each party may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time and, after the Effective Time, to any Person; provided that no such transfer or assignment shall relieve such party of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to such party.”

14. Effectiveness and Ratification.

(a) Except as specifically provided for in this Amendment, the terms of the Transaction Agreement are hereby ratified and confirmed and remain in full force and effect.

(b) All of the provisions of this Amendment shall be effective as of the date hereof; provided that if (x) the Requisite Merger Approval is not obtained upon a vote taken thereon at a duly convened Merger Approval Meeting, or at any adjournment or postponement thereof at which the applicable vote was taken, or (y) the Effective Time shall not have occurred on or prior to January 31, 2010 (each a “Merger Failure Event”, and the first date on which such event occurs, the “Merger End

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Date”), then upon the occurrence of the Merger Failure Event the following apply:

(i) Sections 2, 4(a), 5, 7, 8, 9 and 13 of this Amendment shall be deemed inapplicable and of no further force and effect, and the provisions of the Transaction Agreement shall thereafter apply without regard to such Sections;

(ii) to the extent that the Share Capital Repayment shall not have been paid or have become payable in full prior to the Merger End Date, Section 11 of this Amendment shall be deemed inapplicable and of no further force and effect, and the provisions of the Transaction Agreement as in effect prior to the date hereof shall thereafter apply without regard to such Section;

(iii) the Merger End Date shall be deemed the Closing for purposes of Sections 2.01(a) and (e) of the Transaction Agreement and the provisions set forth opposite the heading “Offer timetable” on Exhibit A of the Transaction Agreement (it being understood that Purchaser’s obligations pursuant to Section 2.01(a) of the Transaction Agreement shall in all cases be subject to any limitations on the timing of making an exchange offer imposed by the General Rules of the AMF);

(iv) the reference to the “Merger” in Section 10 of this Amendment shall be deemed to refer to the “Offer and the Merger”;

(v) Section 12 of this Amendment shall be deemed inapplicable and of no further force and effect, and the provisions of Section 10.01(a)(ii)(B) of the Transaction Agreement shall thereafter apply without regard to Section 12 of this Amendment; provided that the reference to “the Closing” in Section 10.01(a)(ii)(B) of the Transaction Agreement shall be deemed to refer to the Merger End Date;

(vi) the Merger Agreement entered into pursuant to Section 4 hereof shall be terminated but without prejudice to any subsequent obligation to enter into a merger agreement pursuant to Section 3.01 of the Transaction Agreement; and

(vii) notwithstanding clauses (i) through (v), no party will be deemed to be in breach of the Transaction Agreement with respect to the failure to perform obligations tolled by virtue of the execution of this agreement which are reinstated pursuant to this section.

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15. Counterparts.  This Amendment may be executed and delivered (including by facsimile or electronic transmission) in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute a single instrument.

16. Governing Law; Jurisdiction.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state.  Any suit, action or proceeding arising under this Amendment shall be resolved in accordance with the terms set forth in Sections 11.08 and 11.09 of the Transaction Agreement.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the date first above written.

PARIS RE HOLDINGS LIMITED

By:	/s/ Frank Papalia
	Name:	Frank Papalia
	Title:	General Counsel

PARTNERRE LTD.

By:	/s/ Patrick Thiele
	Name:	Patrick Thiele
	Title:	Director and Chief Executive Officer

PARTNERRE HOLDINGS II SWITZERLAND GMBH

By:	/s/ Bruno Meyenhoffer
	Name:	Bruno Meyenhoffer
	Title:	Director

By:	/s/ Stephan Winands
	Name:	Stephan Winands
	Title:	Director

EXHIBIT D

FORM OF
MERGER AGREEMENT

dated [●]

between

PartnerRe Holdings II Switzerland GmbH
c/o Treuhand von Flüe AG
Baarerstrasse 95
6300 Zug
Switzerland
 (“Merger Sub” or
 the “Absorbing Company”)

and

PARIS RE Holdings Limited
Poststrasse 30
6300 Zug
Switzerland
 (“PARIS RE” or
 the “Absorbed Company”)

(Merger Sub / Absorbing Company and PARIS RE / Absorbed Company each referred to as a
“Party” and collectively the “Parties”)

regarding

Merger pursuant to Articles 3 et seq. of the Swiss Merger Act

APPENDICES

Appendices No	Appendix
Appendix 1(b)	Balance Sheet of PARIS RE as per September 30, 2009
Appendix 1(d)	Resolutions of the managing directors of Merger Sub and of the board of directors PARIS RE regarding the approval of the Merger Agreement

INTRODUCTION:

(A)
PARIS RE (company no. CH-170.3.030.730-9) is a Swiss stock corporation according to Articles 620 et seq. of the Swiss Code of Obligations (“CO”) with registered office in Zug. The share capital of PARIS RE amounts to CHF [29,097,723.94][1] and is divided into 85,581,541 fully paid-in bearer shares with a par value of CHF [0.34][1] (the “PARIS RE Shares”). The main corporate purpose of PARIS RE is to acquire, hold and manage par-ticipations in insurance and reinsurance companies as well as in other financial institutions enterprises.

(B)
Merger Sub (company no. CH-170.4.009.052-0) is a Swiss limited liability company ac-cording to Articles 772 et seq. CO with registered office in Zug. The share capital of Merger Sub amounts to [CHF 20,000] and is divided into one fully paid-in share (Stam-manteil) with a par value of [CHF 20,000][2]. The main corporate purpose is the acquisition, holding and administration of enterprises and participations in companies in Switzerland and abroad, among others, in insurance and reinsurance companies. Merger Sub is a direct wholly-owned subsidiary of PartnerRe Ltd., a Bermuda exempted company (“Part-nerRe”).

(C)	Merger Sub currently holds [●] PARIS RE Shares corresponding to [●] % of the voting rights and share capital of PARIS RE.

(D)
The Board of Directors of PARIS RE resolved on [●] to submit an application for de-listing of the PARIS RE Shares from Euronext Paris. In consideration of this fact and in view of the contemplated integration of PARIS RE into PartnerRe’s operating structure the Parties agree that PARIS RE shall be merged with and into Merger Sub by way of absorp-tion in accordance with Articles 3 et seq. of the Swiss Federal Act on Merger, De-merger, Conversion and Transfer of Liabilities (the “Merger Act”). In the context of this merger, PARIS RE’s shareholders (except for Merger Sub, any of its affiliates, PARIS RE or any of its subsidiaries) shall receive an adequate compensation.

NOW, THEREFORE, the Parties agree as follows:

1.	MERGER

(a)	Subject to the satisfaction of the conditions set forth in Section 2, Merger Sub (Ab-sorbing Company) acquires PARIS RE (Absorbed Company) through absorption

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Share capital and par value depend on whether and to what extent the Share Capital Repayment is made. If the Share Capital Repayment is not made at the time of signing of this merger agreement, reference should be made to the respec-tive shareholders' resolutions of PARIS RE.

[2]	The share capital needs to be adjusted once the share capital increase has been completed and registered with the Com-mercial Register (the registration is expected to take place on October 1, 2009).

(the “Merger”) in accordance with Articles 3 et seq. Merger Act. All assets and li-abilities of PARIS RE are being transferred to Merger Sub by means of universal succession with effect as of the registration of the Merger in the commercial regis-ter. PARIS RE will be deleted with the registration of the Merger in the commer-cial register.

(b)
The Merger is based on the audited interim balance sheet of PARIS RE as of Sep-tember 30, 2009 which is attached to this merger agreement (the “Agreement”) as Appendix 1(b) (the “Merger Balance Sheet”). According to the Merger Balance Sheet, PARIS RE had assets in the amount of CHF [●] and liabilities in the amount of CHF [●], resulting in an asset surplus of CHF [●][3]. The assets and liabilities of PARIS RE are transferred to Merger Sub at book values with effect as of the com-pletion date of the Merger.

(c)
The Merger shall have [retroactive] effect as of [●]. As from such date, all actions of PARIS RE have been taken for the account of Merger Sub. Merger Sub knows and accepts all changes in the assets and liabilities of PARIS RE which occurred since such date compared to the Merger Balance Sheet.

(d)
The Board of Directors of PARIS RE and the managing directors of Merger Sub have both approved this Agreement. Copies of the respective board resolution and resolution of the managing directors, respectively, are attached to this Agreement as Appendix 1(d).

(e)
The Parties will establish a joint merger report explaining and justifying the Merger from a legal and economic view-point. The Parties will appoint [Mazars Coresa] as licensed audit expert which shall audit this Agreement, the merger re-port and the Merger Balance Sheet.

2.	CONDITIONS TO THE OBLIGATIONS OF EACH PARTY

The obligations of PARIS RE and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

(a)	the approval of this Agreement by the general shareholders’ meeting of each of the Parties;

[3]	If the Share Capital Repayment is not made at the time of signing of this merger agreement, the amounts of the assets and of the surplus post Share Capital Repayment would also need to be inserted.

(b)
there is no law or judgment, injunction, order or decree of any governmental au-thority with competent jurisdiction restraining or prohibiting or otherwise making illegal the consummation of the Merger;

(c)	PartnerRe’s outstanding common shares (the “PartnerRe Shares”) shall have been listed on Euronext Paris;

(d)	the PartnerRe Shares to be issued in the Merger shall have been approved for list-ing on the New York Stock Exchange, subject to official notice of issuance; and

(e)
a prospectus and registration statement on Form S-4 (the “Registration State-ment”) relating to the issuance of the PartnerRe Shares in the Merger shall have become effective under the U.S. Securities Act of 1933, as amended, and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the U.S. Securities and Exchange Commission, unless the issuance of the PartnerRe Shares in the Merger would reasonably be expected to qualify for an exemption from the registration requirements of the U.S. Securities Act of 1933, as amended.

3.	MERGER COMPENSATION

(a)
The Parties agree that the shareholders of PARIS RE (except for Merger Sub, any of its affiliates, PARIS RE or any of its subsidiaries) shall receive a compensation in the sense of Article 8 para. 2 Merger Act. At the completion date the shareholders of PARIS RE (except for Merger Sub, any of its affiliates, PARIS RE or any of its subsidiaries) shall receive [0.300][4] PartnerRe Shares (the “Per Share Consideration”) for each PARIS RE Share. If PartnerRe shall declare a cash dividend or other cash distribution on the PartnerRe Shares with a record date on or after [●]5 and prior to the time at which the Merger is effective, then the Per Share Consid-eration shall be adjusted upwards by an amount equal to (a) the U.S. dollar amount of such dividend or distribution paid by PartnerRe with respect to a PartnerRe Share times (b) the Per Share Consideration (after giving effect to any prior ad-justment) divided by (c) the average closing price of the PartnerRe Shares on the New York Stock Exchange for the five trading days immediately prior to the re-cord date with respect to such cash dividend or other cash distribution. PARIS RE has neither bonus certificates nor participation certificates outstanding. There are no holders of preferential rights.

[4]	Per share consideration to be adjusted if there is an adjustment due to the tangible book value per share adjustment in the Transaction Agreement.
[5]	Closing Date as defined in the Securities Purchase Agreement dated as of July 4, 2009 to be inserted.

(b)
The licensed audit expert has stated in its audit report that the compensation paid under this Agreement is justifiable (“vertretbar”). The audit report of the licensed audit expert can be viewed at the registered office of either of Merger Sub or PARIS RE. Based on the audit report, the Parties consider the compensation paid to the PARIS RE shareholders under this Agreement as fair and adequate.

(c)	The compensation is expected to be delivered or caused to be delivered by Merger Sub immediately upon effectiveness of the Merger in accordance with Section 1(a) above.

(d)	All PARIS RE shares will be cancelled as a consequence of the Merger.

(e)
[With respect to PARIS RE Options and PARIS RE RSUs held by participants, the Parties agree that the Absorbing Company takes over the commitments of the Ab-sorbed Company towards the participants as follows:

Each PARIS RE Option, whether vested or unvested, and each unvested PARIS RE RSU granted under an equity compensation plan of PARIS RE, that are out-standing immediately prior to the completion date of the Merger shall cease to rep-resent a right to acquire or to receive PARIS RE Shares and shall be converted, at the completion date, into an option to purchase PartnerRe Shares (a “PartnerRe Option”) or into a right or award with respect to PartnerRe Shares (a “PartnerRe RSU”) respectively, on the same contractual terms and conditions (including date of grant) as were applicable under such PARIS RE Option or PARIS RE RSU. The number of PartnerRe Shares subject to each such PartnerRe Option or Part-nerRe RSU shall be equal to the number of PARIS RE Shares subject to each such PARIS RE Option or PARIS RE RSU multiplied by the number of PartnerRe Shares to be received by the shareholders of PARIS RE for each PARIS RE Share under Section 3(a) of this Agreement, rounded down, if necessary, to the nearest whole PartnerRe Share, without indemnification; and each such PartnerRe Option shall have an exercise price per share (rounded up to the nearest one-hundredth of a dollar) equal to the per share exercise price specified in such PARIS RE Option divided by the number of PartnerRe Shares to be received by the shareholders of PARIS RE for each PARIS RE Share under Section 3(a) of this Agreement.

For the purpose of this Agreement: (x) a PARIS RE Option is a right granted to a participant to purchase part or all of the number of Paris Re Shares subject to such option according to the relevant award document in consideration of payment to PARIS RE of the exercise price per share provided under such option for each such share to be subscribed for or acquired and (y) a PARIS RE RSU is a right to re-ceive PARIS RE Shares under the same terms and conditions (including date of grant and vesting schedule).

4.	EXECUTION OF THE MERGER

(a)
The Parties agree that the compensation to PARIS RE’s shareholders will be made through the exchange of PARIS RE Shares against the respective number of Part-nerRe Shares. Merger Sub will duly transfer or cause to be transferred, respec-tively, the respective number of PartnerRe Shares to PARIS RE’s shareholders af-ter effectiveness of the Merger through the banking system.

(b)
The exchange of PARIS RE Shares held by PARIS RE shareholders who hold their PARIS RE Shares in a bank deposit account with their banks will take place imme-diately upon effectiveness of the Merger in accordance with Section 1(a) above.

5.	ENTITLEMENT TO DIVIDENDS

The PartnerRe Shares which PARIS RE’s shareholders will receive upon effectiveness of the Merger are entitled to dividends as from the effectiveness of the Merger; it being un-derstood and agreed that PartnerRe Shares which PARIS RE’s shareholders will receive upon effectiveness of the Merger shall not receive any dividend or distribution having a re-cord date prior to the effectiveness of the Merger.

6.	NO FRACTIONAL SHARES

No fractional PartnerRe Shares shall be issued in the Merger. All fractional PartnerRe Shares that a holder of PARIS RE Shares would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, the number of PartnerRe Shares to be issued shall be rounded to the nearest whole Part-nerRe Share (with 0.50 being rounded upward).

7.	INFORMATION TO THE EMPLOYEES

PARIS RE shall inform and, to the extent necessary, consult with, its employees prior to the date of the extraordinary general shareholders’ meeting pursuant to Section 9.1 about the Merger and the legal, economic and social consequences of the Merger. Merger Sub does not have any employees.

8.	SPECIAL RIGHTS; PARTNERS WITH UNLIMITED LIABILITY

In the context of this Merger no special benefits will be granted to the members of the su-preme administrative bodies and/or management bodies and/or managerial members of the merging companies. Neither company has partners or shareholders with unlimited liability.

9.	SHAREHOLDERS’ MEETINGS

9.1.	SHAREHOLDERS’ MEETING OF PARIS RE

(a)
The Board of Directors of PARIS RE shall present this Agreement to the extraor-dinary general shareholders’ meeting and propose to the shareholders that this Agreement be approved. Such extraordinary general shareholders’ meeting is ex-pected to take place on [●].

(b)
The approval of this Agreement by the extraordinary general shareholders’ meeting of PARIS RE will require a majority as stated in Article 18 para. 5 Merger Act; i.e., the approval will require the affirmative vote of at least 90% of all outstanding PARIS RE Shares whereas the PARIS RE shares held by PARIS RE shall be counted as affirmative votes (Ja-Stimmen). The Parties confirm that the Merger will not result in PARIS RE shareholders having an obligation to make supplemen-tary financial contributions or facing any other personal liability in the sense of Ar-ticle 18 para.4 Merger Act.

9.2.	SHAREHOLDERS’ MEETING OF MERGER SUB

(a)
The managing directors of Merger Sub shall present this Agreement to the extraor-dinary general shareholders’ meeting and propose to the shareholders that this Agreement be approved. Such extraordinary general shareholders’ meeting is ex-pected to take place on [●].

(b)
The approval of this Agreement by the extraordinary general shareholders’ meeting of Merger Sub will require a majority as stated in Article 18 para. 1 lit. c) Merger Act; i.e., the approval will require the affirmative vote of (i) at least two thirds of the votes of the shares represented at the extraordinary general shareholders’ meet-ing and (ii) the absolute majority of the par value of the outstanding shares having a voting right.

10.	APPLICABLE LAW AND JURISDICTION

(a)	This Agreement shall be subject to and governed by substantive Swiss laws.

(b)
The place of jurisdiction for any and all disputes arising out of or in connection with this Agreement, including disputes regarding its conclusion, binding effect, amendment and termination shall be [●].

Place and Date: _______________________

The Absorbing Company:

PartnerRe Holdings II Switzerland GmbH

Name:	Name:
Title:	Title:

The Absorbed Company:

PARIS RE Holdings Limited

Name:	Name:
Title:	Title:

Appendix 1(b)

Balance Sheet of PARIS RE as per [●]

Appendix 1(d)

Copies of the Resolutions of the Board of Directors
of PARIS RE and of the Managing Directors of Merger Sub